Exhibit 99.1

AGS REPORTs Third QUARTER 2023 RESULTS

Third Quarter 2023 Highlights:

•	Total Revenue Increased 14% Y/Y to $89.4 Million; Strong Growth Achieved Across All Three Segments
•	Domestic EGM Recurring Revenue Grew 6% Y/Y; Far Outpacing Market-Wide GGR Trends
•	Global EGM Sales Increased More Than 30% Y/Y to 1,345 Units
•	Interactive Revenue Reached a Record $3.1 Million; Y/Y Growth Surpassed 20%
•	Generated a Modest Net Loss of $156 Thousand
•	Adjusted EBITDA Eclipsed $40 Million for the First Time; Adjusted EBITDA Margin Expanded 90bps Y/Y
•	Cash From Operations Totaled $30 Million; Free Cash Flow Grew to a Record $12.7 Million
•	Net Leverage Fell to 3.4x at Quarter End; Within the Targeted Year-End Range of 3.25x to 3.50x

LAS VEGAS, November 7, 2023 - PlayAGS, Inc. (NYSE: AGS) ("AGS", "us", "we" or the "Company"), a designer and developer of equipment and services solutions for the global gaming industry, today reported operating results for the third quarter ended September 30, 2023.

Commenting upon the Company's third quarter results, AGS President and Chief Executive Officer David Lopez said, "We delivered another solid quarter of execution in the third quarter, with our product momentum and focused team producing performance that far exceeded the trends observed across the broader domestic gaming landscape. Exiting our most exciting Global Gaming Expo to date, I believe our deeper and more diverse product portfolio, combined with our passionate team, position us to deliver on this theme of relative outperformance for many quarters to come."

Kimo Akiona, AGS Chief Financial Officer added, "Our record-setting Q3 2023 Adjusted EBITDA and free cash flow performance enabled us to reduce our net leverage to 3.4 times at quarter end, placing us inside of our targeted year-end range of 3.25 times to 3.50 times a full quarter ahead of schedule. We remain intently focused on leveraging our commitment to capex discipline and working capital efficiency to consistently generate free cash flow, which combined with our operating momentum, should allow for further net leverage reduction in the quarters ahead."

Summary of the Three Months Ended September 30, 2023 and 2022

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended September 30,

	2023	2022	% Change
Revenues:
EGM	$81,862	$71,620	14.3%
Table Products	4,387	4,036	8.7%
Interactive	3,129	2,603	20.2%
Total revenues	$89,378	$78,259	14.2%
Income from operations	$14,523	$9,031	60.8%
Net (loss) income	$(156)	$476	(132.8)%
Basic income per share	$0.00	$0.01	(100.0)%
Diluted income per share	$0.00	$0.01	(100.0)%

Adjusted EBITDA:
EGM	$36,772	$31,331	17.4%
Table Products	2,436	2,561	(4.9)%
Interactive	903	575	57.0%
Total Adjusted EBITDA(1)	$40,111	$34,467	16.4%
Total Adjusted EBITDA margin(2)	44.9%	44.0%	90 bps

Third Quarter 2023 Financial Results

•	Total revenue increased 14% year-over-year to a third-quarter record $89.4 million compared to $78.3 million in Q3 2022. All three operating segments contributed to the Company's record revenue performance, with Interactive, EGM and Table Products revenue increasing 20%, 14% and 9% year-over-year, respectively.
•

Gaming operations, or recurring revenue, reached a record $61.0 million, 8% ahead of the prior year and up modestly versus Q2 2023. Interactive revenue grew to a record $3.1 million, while domestic EGM gaming operations revenue increased 6% year-over-year, far outpacing market-wide domestic Gross Gaming Revenue ("GGR") trends. International EGM recurring revenue advanced more than 20% year-over-year and increased sequentially for the thirteenth consecutive quarter, while recurring Table Products revenue grew 3% versus the prior year. Recurring revenue accounted for nearly 70% of the Company's consolidated Q3 2023 revenue mix.

•	Equipment sales revenue advanced 31% year-over-year to $28.4 million. EGM sales revenue increased 30% versus the prior year to $27.8 million, while Table Products sales revenue surpassed $500 thousand for the second consecutive quarter.
•	The Company generated a net loss of $156 thousand compared to net income of $476 thousand in Q3 2022, as a $4 million increase in debt service costs, consistent with the recent move higher in market-level interest rates, and the inclusion of a favorable tax item in the prior year period were partially offset by year-over-year growth in income from operations.
•

Total Adjusted EBITDA (non-GAAP)(1) increased 16% year-over-year to a record $40.1 million, driven by Interactive and EGM Adjusted EBITDA growth of 57% and 17%, respectively. Q3 2023 Total Adjusted EBITDA surpassed the then record $39.6 million delivered in Q2 2023 by 1%. The Company has now established new Total Adjusted EBITDA records in three of the past four quarters.

•

Total Adjusted EBITDA margin (non-GAAP)(1) was 44.9% compared to 44.0% in Q3 2022 and 44.1% in Q2 2023. Operating leverage resulting from outsized EGM segment revenue growth, a greater mix of higher-margin Spectra family EGM unit sales, and accelerating returns on the strategic Interactive segment investments initiated in the back half of 2022 contributed to the Company's improved Adjusted EBITDA margin performance in the quarter.

•	Net cash provided by operating activities increased nearly 70% year-over-year to $29.9 million. Free cash flow (non-GAAP)(2) reached a record $12.7 million, supported by our record operating performance, heightened focus on efficient and effective working capital management, and continued capex deployment discipline.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures; see non-GAAP reconciliation below.

(2) Free cash flow is a non-GAAP measure; see non-GAAP reconciliation below.

EGM

Three Months Ended September 30, 2023 compared to Three Months Ended September 30, 2022

(Amounts in thousands, except unit data)	Three Months Ended September 30,

	2023	2022	$ Change	% Change
EGM segment revenues:
Gaming operations	$54,026	$50,233	$3,793	7.6%
Equipment sales	27,836	21,387	6,449	30.2%
Total EGM revenues	81,862	71,620	10,242	14.3%

EGM Adjusted EBITDA	$36,772	$31,331	$5,441	17.4%

EGM Business Segment Key Performance Indicators ("KPI's")
EGM gaming operations:
EGM installed base:
Class II	11,257	11,324	(67)	(0.6)%
Class III	5,167	4,934	233	4.7%
Domestic installed base, end of period	16,424	16,258	166	1.0%
International installed base, end of period	6,083	6,274	(191)	(3.0)%
Total installed base, end of period	22,507	22,532	(25)	(0.1)%

EGM revenue per day ("RPD"):
Domestic revenue per day	$32.57	$31.13	$1.44	4.6%
International revenue per day	$9.43	$7.34	$2.09	28.5%
Total revenue per day	$26.28	$24.31	$1.97	8.1%

EGM equipment sales
EGM units sold	1,345	1,014	331	32.6%
Average sales price ("ASP")	$19,380	$19,146	$234	1.2%

EGM Quarterly Results

Domestic Gaming Operations (3)
•

Domestic EGM gaming operations, or recurring revenue, increased 6% year-over-year to $48.6 million. A 20% year-over-year increase in our higher-yielding premium EGM installed base, further deployment of Spectra UR43, which is delivering per unit performance comparable to our premium products, and continuous installed base optimization allowed the Company to deliver year-over-year recurring revenue growth that far outpaced market-wide domestic GGR trends. Domestic EGM recurring revenue topped $45 million for the sixth consecutive quarter and accounted over for 60% of the total domestic EGM revenue generated in Q3 2023.

•

The domestic EGM installed base expanded to 16,424 units at the end of Q3 2023, representing an increase of 166 units versus the prior year and up sequentially for the sixth consecutive quarter. Outsized premium EGM footprint growth and deployment of our high-performing Spectra UR43 cabinet drove the expansion of our domestic EGM installed base in both the year-over-year and quarterly sequential periods.

•	Domestic EGM RPD increased 5% year-over-year to a third-quarter record $32.57, exceeding $30 for the tenth consecutive quarter. Outsized premium unit growth, further capital efficient installed base optimization, deployment of our high-performing Spectra UR43 cabinet and a relatively stable gaming macroeconomic environment paced our improved Q3 2023 domestic EGM RPD performance versus the prior year. Domestic EGM RPD decreased modestly relative to the $33.48 achieved in Q2 2023, reflecting historically normal seasonality in market-level GGR trends.
•

Our installed base of high-performing premium EGM units increased 20% year-over-year and accounted for 17% of our domestic EGM installed base at the end of Q3 2023 compared to approximately 14% at the end of Q3 2022. Our premium EGM installed base grew sequentially for the fifteenth consecutive quarter. Supported by the added versatility of our premium gaming cabinet offering and our deep portfolio of premium game content, our premium EGM footprint continues to deliver superior per unit economics, driving relative outperformance in our reported domestic EGM RPD metrics and enhancing the returns we are able to achieve on our machine-related growth capital investments.

International Gaming Operations
•

International EGM gaming operations, or recurring revenue, totaled $5.4 million, up 25% versus the $4.3 million delivered in Q3 2022. The outsized year-over-year International EGM recurring revenue growth rate reflects the continued strong performance of established AGS franchise game themes throughout the Mexico casino market, a consistent and broad-based recovery in prevailing local macroeconomic conditions in Mexico, further successful implementation of our global installed base optimization initiatives, and favorable foreign exchange fluctuations. International EGM recurring revenue improved approximately 7% over the $5.1 million delivered in Q2 2023, representing the thirteenth consecutive quarterly sequential increase.

•

The international EGM installed base totaled 6,083 units at September 30, 2023, down modestly versus the prior sequential quarter. The Company intends to leverage its global fleet optimization initiatives to further stabilize its international EGM installed base in Q4 2023.

•

International EGM RPD increased nearly 30% year-over-year to $9.43, surpassing the $9 level for the first time. The Company estimates International EGM RPD grew approximately 9% year-over-year on a constant-currency basis. International EGM RPD increased approximately 6% over the $8.90 achieved in Q2 2023, improving sequentially for the thirteenth consecutive quarter.

EGM Equipment Sales
•

Total global EGM sales reached 1,345 units in Q3 2023, representing an increase of over 30% compared to the 1,014 units sold in Q3 2022. Sustained Spectra UR43 demand momentum, supported by the continued strong performance of multiple titles on the cabinet; a strategic focus on broadening our customer account penetration, particularly with larger multi-site corporate operators; the ability to leverage a deeper and more diverse suite of game content and cabinet variety to increase average order size; continued outsized penetration of the Historical Horse Racing ("HHR") market, aided by the strength of our game performance; and relatively consistent core North American replacement unit demand contributed to our improved EGM unit sales performance versus the prior year. Global EGM unit sales increased approximately 7% relative to the 1,259 units sold in Q2 2023 and have now grown sequentially in ten of the past eleven quarters.

•

The average sales price ("ASP") in Q3 2023 was $19,380 versus $19,146 in Q3 2022. Our quarterly ASP performance reflects the premium pricing we have been able to command on our high-performing Spectra UR43 cabinet and continued implementation of our price integrity initiatives across the balance of our EGM equipment portfolio. ASP decreased modestly relative to the $20,700 delivered in Q2 2023, with the decline largely attributable to product mix.

•

The Company sold units into 30 U.S. states, five Canadian provinces and one international jurisdiction outside of North America throughout Q3 2023, supported by further successful execution of our strategic initiative to broaden our customer account penetration, particularly with larger corporate buyers. To that end, we sold units to over 150 unique customers in Q3 2023, representing an increase of more than 60% versus the prior year and over 55% higher than the number sold to in Q3 2019.

Product Highlights
•	Spectra UR43 continues to cement its position as one of the Company's best-ever new product launches, amassing a total footprint of more than 2,700 units as of September 30, 2023. The cabinet also continues to add to its list of industry accolades, as it was recently named the Silver Award winner within the "Best Slot Product" category of the highly coveted GGB Gaming & Technology Awards 2024, which were announced at the 2023 Global Gaming Expo in Las Vegas. The performance of Spectra UR43's original launch themes, Shamrock Fortunes and Long Bao Bao, remains exceptional, with each maintaining a top-20 ranking in the "Core Overall" category of the October 2023 Eilers-Fantini Game Performance Report nearly a full year post their initial introduction. In addition to fueling incremental EGM unit sales demand, Spectra UR43 has also established itself as a strategic yield optimization tool within the recurring revenue business, with installed units delivering RPD performance that is comparable to one of the Company's premium EGM products. Supported by a deep portfolio of titles under development, including several new themes that are delivering above-average performance at a variety of test sites, we expect demand for the cabinet to remain strong over the coming quarters.
•	Building on the commercial success of Spectra UR43, the Company recently introduced the second cabinet in the Spectra family, Spectra UR49. With a vibrant 49-inch curved monitor and multiple configuration options, the Spectra UR49 strategically complements the workhorse Spectra UR43 cabinet by diversifying the Company's core cabinet portfolio across a variety of price points and use cases, enabling AGS to sell into multiple segments of a traditional operators' slot floor. To date, Spectra UR49's two launch titles, Rakin' Bacon Odyssey and Sahara, are performing nicely above House Average across a variety of test sites, favorably positioning the cabinet for its planned commercial launch in Q4 2023.
•

Recent investments intended to diversify, fortify and deepen AGS's EGM content portfolio continue to generate healthy returns, as evidenced by the Company achieving the second highest performance index ranking in the "Overall" and "Core" categories within the October 2023 Eilers-Fantini Game Performance Report. Additionally, the Company was able to leverage the added depth and diversity of its product portfolio to improve its Class 2 index performance by over 20% year-over-year within the report, moving from fifth to third in the Class 2 category.

(3) "Domestic" includes both the United States and Canada.

Table Products

Three Months Ended September 30, 2023 compared to Three Months Ended September 30, 2022

(Amounts in thousands, except unit data)	Three Months Ended September 30,

	2023	2022	$ Change	% Change
Table Products segment revenues:
Gaming operations	$3,871	$3,756	$115	3.1%
Equipment sales	516	280	236	84.3%
Total Table Products revenues	$4,387	$4,036	$351	8.7%

Table Products Adjusted EBITDA	$2,436	$2,561	$(125)	(4.9)%

Table Products unit information:
Table products installed base, end of period	5,309	4,969	340	6.8%
Average monthly lease price	$240	$243	$(3)	(1.2)%

Table Products Quarterly Results

•	Total table products revenue increased 9% year-over-year to $4.4 million, topping the $4 million level for the third consecutive quarter. Gaming operations, or recurring, revenue accounted for nearly 90% of Q3 2023 segment-level revenue. Total table products revenue was relatively consistent with the prior sequential quarter.
•	Gaming operations revenue totaled $3.9 million, representing a year-over-year increase of 3%. Growth across all major segments of our table products installed base, including shufflers, utility products, premium games, progressives, and side bets, drove our improved recurring revenue performance versus the prior year.
•	The table products installed base totaled 5,309 units at the end of Q3 2023, up 340 units, or approximately 7%, versus the prior year. A near tripling of our PAX S single-deck shuffler footprint, a more than 45% increase in our Bonus Spin Xtreme ("BSX") progressive installed base, and further customer adoption of our all-inclusive AGS Arsenal site license offering paced our year-over-year installed base growth. This same set of growth catalysts also contributed to an over 50 unit increase in our installed base versus the prior sequential quarter.
•	The average monthly lease price ("ALP") was relatively consistent versus the prior year and prior sequential quarter at $240.
•	Equipment sales revenue increased over 80% year-over-year to $516 thousand, surpassing $500 thousand for the second straight quarter. A new high-water mark for quarterly PAX S shuffler unit sales volume supported our strong Q3 2023 equipment sales revenue performance.
•	Table Products Adjusted EBITDA decreased 5% year-over-year to $2.4 million. Adjusted EBITDA margin was 55.5% compared to 63.5% in Q3 2022, reflecting a higher allocation of field service expense to the segment to better align with the current complexion of the installed base and a greater mix of equipment sales revenue. Table Products Adjusted EBITDA increased approximately 8% versus the $2.3 million achieved in Q2 2023.
•	The PAX S specialty game card shuffler footprint grew to over 290 units at the end of Q3 2023, with units live in more than 60 unique casinos across 23 states and provinces. The PAX S footprint expanded more than 20 units, or approximately 8%, sequentially in Q3 2023, supported by initial installs into OR, KS and MO. With PAX S approved in all major North American markets and supported by the overwhelmingly positive customer feedback received on the product to date, the Company believes it remains in the early stages of realizing PAX's true growth potential.
•	The Bonus Spin Xtreme progressive installed base surpassed 500 units at quarter end, representing a year-over-year increase of nearly 50%. Exiting Q3 2023, BSX was installed in over 40 casinos across 19 jurisdictions. The enhanced BSX features and functionality unveiled at the recent Global Gaming Expo should allow the product to resonate with an even broader audience, helping to drive additional customer adoption in the quarters ahead.
•	At quarter end, we were live with over 20 AGS Arsenal site licenses across a variety of tribal and commercial end markets. During Q3 2023, we executed our first-ever Arsenal site license with an operator in the Oregon market. The Arsenal's compelling value proposition and our organizational commitment to investing in table product innovation continue to drive interest in our site license offering.

Interactive

Three Months Ended September 30, 2023 compared to Three Months Ended September 30, 2022

(Amounts in thousands)	Three Months Ended September 30,

	2023	2022	$ Change	% Change
Interactive segment revenue:
Gaming Operations	$3,129	$2,603	$526	20.2%
Total Interactive revenue	$3,129	$2,603	$526	20.2%

Interactive Adjusted EBITDA	$903	$575	$328	57.0%

Interactive Quarterly Results

•	Total Interactive revenue reached a record $3.1 million, representing an increase of 20% year-over-year and 14% ahead of Q2 2023. RMG revenue accounted for approximately 90% of Q3 2023 segment-level revenue, with the balance derived from the Company's B2C social casino platform.
•	RMG revenue increased 26% year-over-year and more than 20% sequentially to a record $2.8 million. A consistent cadence of new game launches, including the Company's first ever three-reel game theme, more tactical and targeted business development activities with our B2C operator partners, further platform enhancements, and a successful launch into the West Virginia market paced our record-setting Q3 2023 RMG revenue performance. Revenues earned from North American-facing customers accounted for over 90% of Q3 2023 RMG revenue mix.
•	Interactive Adjusted EBITDA increased nearly 60% year-over-year to $903 thousand, reflecting our ability to flow through a significant portion of the RMG revenue growth achieved in the quarter while simultaneously providing our team with the resources necessary to support achievement of our multi-year growth objectives. Adjusted EBITDA nearly doubled compared to the $474 thousand delivered in Q2 2023, supported by further returns on the tactical investments in technical and customer-facing talent initiated in the back half of 2022. Our Interactive segment has generated positive Adjusted EBITDA for fifteen consecutive quarters, consistent with our commitment to profitably scaling revenues within the segment.
•	AGS topped the charts in the October 2023 Eilers-Fantini Online Game Performance Report, as its Mega Diamond and Capital Gains game themes finished #1 and #2, respectively, in the "Slot Content" category with each producing a theoretical win index of over 15x House Average. The strong game performance propelled AGS to a top-five overall slot index ranking within the report, with its "New" game performance ranking second best. Looking ahead, the Company remains committed to further diversifying its online content offering to include online-first game themes, simple slots, instant win, and table games to further solidify its position as a partner of choice to the industry's leading B2C i-casino operators.
•	The Company's growing suite of RMG game content, consisting of over 40 proven AGS land-based titles, was live in nearly all of the most prominent regulated North American online jurisdictions and with over 60 i-gaming operators globally as of September 30, 2023. PA, MI and NJ remained the Company's highest revenue generating end markets in Q3 2023.

Liquidity and Capital Expenditures

As of September 30, 2023, the Company had an available cash balance of $43.7 million and $40.0 million of availability under its undrawn revolving credit facility, resulting in total available liquidity of approximately $84 million.

The total principal amount of debt outstanding, as of September 30, 2023, was $568.3 million compared to $571.4 million at December 31, 2022. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, was $524.7 million as of September 30, 2023, conveying a total net debt leverage ratio of 3.4 times compared to 3.8 times as of December 31, 2022(4).

Third quarter 2023 capital expenditures totaled $17.2 million, bringing year-to-date capital expenditures to $46.5 million. Gaming equipment-related investments into the Company's EGM and Table Product installed bases accounted for approximately 55% of the total capital expenditures incurred in Q3 2023 and approximately 60% in the year-to-date period. The Company continues to expect full year 2023 capital expenditures, inclusive of anticipated capitalized R&D expenditures, to land in the range of $65 million to $70 million.

2023 Net Leverage Target

Supported by the Company's record-setting year-to-date financial performance through September 30, 2023, the growing appeal and customer adoption of our expanded suite of for-sale EGM products, the relative resiliency observed across our recurring revenue businesses, and an unwavering organizational focus on capital deployment discipline and working capital efficiency, we remain confident in our ability to exit 2023 with net leverage in the range of 3.25 times to 3.50 times.

(4) Total Adjusted EBITDA and Total Net Debt Leverage Ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

AGS executive leadership will host a conference call on Tuesday, November 7, 2023, at 5 p.m. EST to review the Company's third quarter 2023 financial results. Participants may visit the Company's website, investors.playags.com, to access a live webcast of the conference call and a slide presentation reviewing the Company's quarterly financial performance. A replay of the webcast will be available on the Company's website following the live event. United States residents may access the call live by dialing +1 (833) 470-1428, while international participants should visit www.netroadshow.com/events/global-numbers?confId=55552 for a dial by country directory. The conference call access code is 371718.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming equipment suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino, real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Investor & Media Contacts:

Brad Boyer, Senior Vice President Corporate Operations and Investor Relations

investors@playags.com

Julia Boguslawski, Chief Marketing Officer

jboguslawski@playags.com

©2023 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, the effects of COVID-19 on the Company’s business and results of operations and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	September 30,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$43,662	$37,891
Restricted cash	230	20
Accounts receivable, net of allowance of credit losses for $1,359 and $1,974, respectively	67,626	59,909
Inventories	36,893	35,394
Prepaid expenses	5,909	4,020
Deposits and other	5,211	8,930
Total current assets	159,531	146,164
Property and equipment, net	80,377	82,361
Goodwill	289,879	287,680
Intangible assets	129,236	142,109
Deferred tax asset	8,551	7,893
Operating lease assets	10,353	11,198
Other assets	5,821	7,346
Total assets	$683,748	$684,751

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,455	$15,244
Accrued liabilities	36,700	37,262
Current maturities of long-term debt	6,267	6,060
Total current liabilities	52,422	58,566
Long-term debt	548,479	550,081
Deferred tax liability, non-current	2,991	2,048
Operating lease liabilities, long-term	9,227	10,413
Other long-term liabilities	7,885	14,282
Total liabilities	621,004	635,390

Stockholders’ equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $0.01 par value; 450,000,000 shares authorized at September 30, 2023 and December 31, 2022; 38,702,415 and 37,789,131 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	386	378
Additional paid-in capital	415,014	406,436
Accumulated deficit	(353,111)	(353,125)
Accumulated other comprehensive income (loss)	455	(4,328)
Total stockholders’ equity	62,744	49,361
Total liabilities and stockholders’ equity	$683,748	$684,751

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues
Gaming operations	$61,026	$56,592	$180,641	$166,396
Equipment sales	28,352	21,667	81,744	61,304
Total revenues	89,378	78,259	262,385	227,700
Operating expenses
Cost of gaming operations(5)	13,246	10,375	37,030	31,512
Cost of equipment sales(5)	13,540	11,857	38,854	32,030
Selling, general and administrative	19,453	16,955	56,379	50,881
Research and development	9,731	9,702	31,476	29,952
Write-downs and other (gains) charges	(11)	1,389	624	1,824
Depreciation and amortization	18,896	18,950	56,677	56,979
Total operating expenses	74,855	69,228	221,040	203,178
Income from operations	14,523	9,031	41,345	24,522
Other expense (income)
Interest expense	14,588	10,291	42,362	27,851
Interest income	(591)	(305)	(1,267)	(728)
Loss on extinguishment and modification of debt	-	-	-	8,549
Other (expense) income	(259)	445	(347)	714
Income (loss) before income taxes	785	(1,400)	597	(11,864)
Income tax (expense) benefit	(941)	1,876	(236)	1,288
Net (loss) income	(156)	476	361	(10,576)
Foreign currency translation adjustment	(1,355)	23	4,783	466
Total comprehensive (loss) income	$(1,511)	$499	$5,144	$(10,110)

Basic and diluted income (loss) per common share:
Basic	$(0.00)	$0.01	$0.01	$(0.28)
Diluted	$(0.00)	$0.01	$0.01	$(0.28)
Weighted average common shares outstanding:
Basic	38,162	37,244	37,965	37,116
Diluted	38,162	37,244	37,972	37,116

(5) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net income (loss)	$361	$(10,576)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	56,677	56,979
Accretion of contract rights under development agreements and placement fees	4,697	4,790
Amortization of deferred loan costs and discount	1,918	2,167
Write-off of deferred loan costs and discount	-	1,586
Cash paid for debt prepayment penalties to prior debt holders	-	848
Stock-based compensation expense	8,586	10,572
Provision for bad debts	558	402
Disposal of long-lived assets	385	337
Impairment of assets	239	21
Fair value adjustment of contingent consideration	-	1,466
Deferred income tax	1,147	936
Changes in assets and liabilities that relate to operations:
Accounts receivable	(7,550)	(8,868)
Inventories	1,827	(6,856)
Prepaid expenses	(1,877)	(2,259)
Deposits and other	4,066	(1,266)
Other assets, non-current	(283)	(134)
Accounts payable and accrued liabilities	(10,996)	2,429
Net cash provided by operating activities	59,755	52,574
Cash flows from investing activities
Business acquisitions, net of cash acquired	-	(4,750)
Proceeds from payments on customer notes receivable	3,081	137
Purchase of intangibles	(183)	-
Software development and other expenditures	(17,855)	(15,439)
Proceeds from disposition of assets	11	15
Purchases of property and equipment	(28,458)	(34,484)
Net cash used in investing activities	(43,404)	(54,521)
Cash flows from financing activities
Repayment of prior first lien credit facilities	-	(521,215)
Repayment of first lien credit facilities	(4,313)	(2,876)
Repayment of incremental term loans	-	(93,575)
Payment of financed placement fee obligations	(4,316)	(3,917)
Proceeds from term loans	-	569,250
Payment of deferred loan costs	-	(4,838)
Payment of debt prepayment penalties to prior debt holders	-	(848)
Payments of previous acquisition obligation	(301)	(445)
Payments on finance leases and other obligations	(1,141)	(920)
Repurchase of stock	(347)	(201)
Net cash used in financing activities	(10,418)	(59,585)
Effect of exchange rates on cash and cash equivalents	48	2
Net increase in cash, cash equivalents and restricted cash	5,981	(61,530)
Cash, cash equivalents and restricted cash, beginning of period	37,911	94,997
Cash, cash equivalents and restricted cash, end of period	$43,892	$33,467

Supplemental cash flow information:
Non-cash investing and financing activities:
Leased assets obtained in exchange for new operating lease liabilities	$882	$956
Leased assets obtained in exchange for new finance lease liabilities	$1,702	$354
Property and equipment obtained in exchange for new other long-term liability	$1,153	$-

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), income from operations, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net income (loss), income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of total revenue.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

	Three Months Ended September 30,
(Amounts in thousands)
	2023	2022	$ Change	% Change
Net (loss) income	$(156)	$476	$(632)	(132.8)%
Income tax benefit (expense)	941	(1,876)	2,817	(150.2)%
Depreciation and amortization	18,896	18,950	(54)	(0.3)%
Interest expense, net of interest income and other	13,738	10,431	3,307	31.7%
Write-downs and other (gains) charges(6)	(11)	1,389	(1,400)	(100.8)%
Other adjustments(7)	1,127	585	542	92.6%
Other non-cash charges(8)	2,480	2,171	309	14.2%
Non-cash stock-based compensation(9)	3,096	2,341	755	32.3%
Total Adjusted EBITDA	$40,111	$34,467	$5,644	16.4%

	Three Months Ended September 30,
(Amounts in thousands, except total Adjusted EBITDA margin)
	2023	2022	$ Change	% Change
Total revenues	$89,378	$78,259	$11,119	14.2%
Total Adjusted EBITDA	$40,111	$34,467	$5,644	16.4%
Total Adjusted EBITDA margin	44.9%	44.0%	0.9%	90 bps

(6) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets and fair value adjustments to contingent consideration.

(7) Other adjustments are primarily composed of the following:

•

Costs and inventory and receivable valuation charges associated with the COVID-19 pandemic, professional fees incurred for projects, costs incurred related to public offerings, contract cancellation fees and other transaction costs deemed to be non-operating in nature;

•	Acquisition and integration related costs related to the purchase of businesses and to integrate operations and obtain costs synergies;
•

Restructuring and severance costs, which primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented; and

•	Legal and litigation related costs, which consist of payments to law firms and settlements for matters that are outside the normal course of business.

(8) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

(9) Non-cash stock-based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except total net debt leverage ratio)	September 30,	December 31,
	2023	2022
Total principal amount of debt	$568,320	$571,376
Less: Cash and cash equivalents	43,662	37,891
Total net debt	$524,658	$533,485
LTM Adjusted EBITDA	$153,487	$138,643
Total net debt leverage ratio	3.4	3.8

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities and proceeds from payments on customer notes receivable less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures and add proceeds from payments on customer notes receivable to net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Nine Months Ended September 30, 2023	Six Months Ended June 30, 2023	Three Months Ended September 30, 2023
Net cash provided by operating activities	$59,755	$29,872	$29,883
Proceeds from payments on customer notes receivable	3,081	3,081	-
Purchase of intangibles	(183)	(183)	-
Software development and other expenditures	(17,855)	(10,834)	(7,021)
Purchases of property and equipment	(28,458)	(18,312)	(10,146)
Free Cash Flow	$16,340	$3,624	$12,716

(Amounts in thousands)	Nine Months Ended September 30, 2022	Six Months Ended June 30, 2022	Three Months Ended September 30, 2022
Net cash provided by operating activities	$52,574	$34,904	$17,670
Proceeds from payments on customer notes receivable	137	137	-
Software development and other expenditures	(15,439)	(9,852)	(5,587)
Purchases of property and equipment	(34,484)	(20,401)	(14,083)
Free Cash Flow	$2,788	$4,788	$(2,000)